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                                                                   Exhibit 4(ii)


                          REGENT COMMUNICATIONS, INC.

                           THIRD AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT


         THIS THIRD AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (this "Agreement"), is made and entered into as of December 13, 1999 by and among REGENT COMMUNICATIONS, INC., a Delaware corporation (the "Company"), TERRY S. JACOBS ("Jacobs"), WILLIAM L. STAKELIN ("Stakelin"), PNC BANK, N.A., a national banking association, as trustee ("PNC"), WALLER-SUTTON MEDIA PARTNERS, L.P., a Delaware limited partnership ("Waller-Sutton"), WILLIAM H. INGRAM ("Ingram"), WPG CORPORATE DEVELOPMENT ASSOCIATES V, L.P., a Delaware limited partnership, and WPG CORPORATE DEVELOPMENT ASSOCIATES V (OVERSEAS), L.P., a Delaware limited partnership (collectively, "WP&G"), RIVER CITIES CAPITAL FUND LIMITED PARTNERSHIP, a Delaware limited partnership ("River Cities"), BMO FINANCIAL, INC., a Delaware corporation ('"BMO"), GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GE Capital"), JOEL M. FAIRMAN ("Fairman"), MIAMI VALLEY VENTURE FUND L.P., an Ohio limited partnership ("Miami Valley"), BLUE CHIP CAPITAL FUND II LIMITED PARTNERSHIP, an Ohio limited partnership ("Blue Chip II"), THE ROMAN ARCH FUND L.P., a Delaware limited partnership, and THE ROMAN ARCH FUND II L.P., a Delaware limited partnership (collectively, "The Roman Arch Funds"), MESIROW CAPITAL PARTNERS VII, an Illinois limited partnership ("Mesirow"), PNC BANK, N.A., CUSTODIAN, a national banking association ("PNC Custodian"), BLUE CHIP CAPITAL FUND III LIMITED PARTNERSHIP, an Ohio limited partnership ("Blue Chip III"), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey mutual life insurance company ("Prudential"), and.

                              W I T N E S S E T H:

                  WHEREAS, the Company, Jacobs, Stakelin, PNC, Waller-Sutton, Ingram, WP&G, River Cities, BMO, Fairman, Miami Valley, Blue Chip II and GE Capital, are parties to a Second Amended and Restated Stockholders' Agreement, dated as of June 15, 1998 (the "Second Amended Stockholders' Agreement"), relating to the respective rights and obligations of such stockholders to each other in respect of the Company and the shares of capital stock of the Company held by them;

         WHEREAS, the Second Amended Stockholders' Agreement has heretofore been amended, pursuant to that certain Amendment dated as of January 11, 1999, that certain Second Amendment dated as of June 21, 1999, and that certain Third Amendment dated as of August 31, 1999, which added The Roman Arch Funds as parties thereto;

         WHEREAS, the Company has entered into separate Stock Purchase Agreements, dated as of November 24, 1999 (collectively, the "Series K Stock Purchase Agreements"), with Mesirow, PNC Custodian, Blue Chip III, Prudential, and certain other parties (collectively, the "Series K
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Purchasers"), pursuant to which the Series K Purchasers have agreed to purchase shares of the Company's Series K Convertible Preferred Stock;

         WHEREAS, Subsection 8(f) of the Series K Stock Purchase Agreements requires, as a condition to closing, that certain amendments be made to the Second Amended Stockholders' Agreement;

         WHEREAS, the Company and the Stockholders deem it desirable to enter into this amended and restated agreement in order to effect the amendments set forth in said section 8(f) and to set forth in a single instrument the terms of the Second Amended Stockholders' Agreement as heretofore amended and to be so amended, to add certain additional parties thereto and to set forth certain agreements among themselves granting certain rights and imposing certain restrictions on themselves, the Company and the shares of capital stock in the Company now or at any time held by the Stockholders or issuable to the Stockholders upon the exercise of any options or warrants now or at any time held by the Stockholders (collectively, the "Shares").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Second Amended Stockholders' Agreement, as amended, is hereby amended and restated in its entirety as follows:

         1.       Definitions. As used in this Agreement:

         "Additional Put Notice" as defined in Section 8(b).

         "Additional Put Stockholder" as defined in Section 8(b).

         "Affiliate" as applied to any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Stock or other ownership interest, by contract or otherwise.

         "Agreed Value" means such amount as shall be agreed to by the Required Stockholders and the Company as the total fair market value of the Company, valued as a going-concern; provided, however, that such agreement by the Company to the amount determined as Agreed Value must be approved by a majority of the directors of the Company who are not nominated by Waller-Sutton or any Additional Put Stockholder.


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         "Amended and Restated Charter" shall mean the amended and restated
certificate of incorporation of the Company, as in effect on the date hereof or as hereinafter further amended in accordance with the provisions hereof and thereof.

         "Beneficially Own" or "Beneficial Ownership" shall, as to any Person, be determined or computed in the manner provided under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, but on a fully-diluted and as converted basis.

         "Change of Control" means the appointment of any person other than Jacobs or Stakelin as President, Chief Executive Officer or Chief Operating Officer of the Company or the acquisition by any Person or related group of Persons of direct or indirect beneficial ownership of more than 35% of the outstanding Voting Stock.

         "Closing Date" means the date hereof.

         "Common Stock" means the common stock of the Company, $.01 par value.

         "Common Stock Value" as defined in Section 8(d)(i)(3) below.

         "Eligible Put Shares" means any Shares other than (i) Series C Preferred Stock, (ii) Common Stock (other than (1) Common Stock issued to Waller-Sutton upon conversion of Series C Preferred Stock, (2) Common Stock issued on exercise of the GE Warrant or (3) Common Stock issued on exercise of the Series F Warrants, which exercise occurs after the date the Triggering Put Notice is given and provided that the Warrants so exercised were included among the Put Shares), (iii) warrants or options other than the Series F Warrants,
(iv) the Company's 7% Series E Convertible Preferred Stock, $.01 par value, and
(v) any series of preferred stock first created by the Board of Directors after June 15, 1998, other than the Company's 10% Series G Convertible Preferred Stock, $.01 par value, the Company's 10% Series H Convertible Preferred Stock, $.01 par value and the Company's 10% Series K Convertible Preferred Stock, $.01 par value.

         "Exempt Transfer" as defined in Section 9 below.

         "Existing Loan Agreement" shall mean the Credit Agreement, dated as of November 14, 1997, among the Company, the lenders listed therein, GE Capital as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent, as amended through the date hereof.

         "Indebtedness" of any Person shall mean the principal of, premium, if any, and unpaid interest on: (a) indebtedness for money borrowed from others;
(b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (c)


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all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness of such Person created or arising under any conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; and (e) renewals, extensions and refundings of any such indebtedness.

         "Immediate Family" means, as to any individual, (i) such individual's spouse, children, parents or siblings, and (ii) the respective executors, administrators, conservators, guardians or custodians during the minority of such persons.

         "Investors Committee" is defined in Subsection 6(a).

         "Jacobs Employment Period" means the "Employment Period," as defined in that certain Executive Employment Agreement, effective as of March 1, 1998, between the Company and Jacobs as in effect on the Closing Date or thereafter amended with the consent of the Investors Committee or, after the consummation of a Qualified Public Offering, as provided in Section 30 of this Agreement.

         "Management Stockholder" means either or both of Jacobs and Stakelin and any Transferee of either of them, other than pursuant to an Exempt Transfer of the type referred to in clauses (iii) and (iv) of the definition thereof.

         "Maximum Number" means, in the case of each of Jacobs and Stakelin, 733,333 (subject to adjustment in the case of stock splits, stock dividends, reverse stock splits and the like occurring from and after the Closing Date).

         "Permitted Indebtedness" means (i) Indebtedness incurred by the Company under the Existing Loan Agreement in accordance with (and without giving effect to any material waiver or modification of), the terms thereof, and (ii) Indebtedness to the extent permitted under the Existing Loan Agreement (without giving effect to any material waiver or modification thereof).

         "Permitted Issuances" means any of the following: (i) the issuance of shares of Common Stock on the conversion of any shares of Preferred Stock or any other shares of convertible securities of the Company which are outstanding as of the date hereof or the issuance of which is approved by the Investors Committee or, after a Qualified Public Offering, as provided in Section 30 of this Agreement; (ii) the issuance of shares of Common Stock or Preferred Stock upon the exercise of currently outstanding options or warrants to purchase Common Stock or Preferred Stock, or upon the exercise of options or warrants which are issued after the date hereof with the approval of the Investors Committee or, after a Qualified Public Offering, as provided in Section 30 of this Agreement; and (iii) the grant and/or exercise of options under the Company's 1998 Management


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Stock Option Plan (provided that the number of shares of Common Stock issued or issuable to either Stakelin or Jacobs in respect of all options granted under the Company's 1998 Management Stock Option Plan shall not exceed the Maximum Number).

         "Person" means a natural person, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

         "Preferred Stock" means any or all of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, or Series K Preferred Stock.

         "Put Closing" as defined in Section 8(a).

         "Put Shares" as defined in Section 8(c).

         "Qualified Financing" as defined in Section 8(g)(ii) below.

         "Qualified Public Offering" means an underwritten public offering of Common Stock of the Company (i) at a per share price of at least $6.50 (equitably adjusted for any stock splits, reverse stock splits or stock dividends occurring after the date hereof ) and generating not less than $50,000,000 of gross proceeds payable to the Company, provided such Qualified Public Offering shall occur prior to June 15, 2000, and (ii) if it occurs on or after such date, at a price per share of $12.00 (equitably adjusted for any stock splits, reverse stock splits or stock dividends occurring after the date hereof), and generating not less than $25,000,000 of gross proceeds payable to the Company (excluding the effect of any over-allotment option).

         "Redemption and Warrant Agreement" means that certain Amended and Restated Redemption and Warrant Agreement, dated as of March 31, 1998, among the Company, Blue Chip II, Miami Valley and Faircom.

         "Required Stockholders" means Waller-Sutton and such other Stockholders as shall (together with Waller-Sutton) Beneficially Own more than 50% of the Put Shares (other than Put Shares Beneficially Owned by the Management Stockholders).

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Series A Director" means the one director entitled to be nominated to serve by the holders of Series A Preferred Stock, voting separately as a class, pursuant to the provisions Article FOURTH, Paragraph D, Section 11, of the Amended and Restated Charter.

         "Series A Preferred Stock" means the Company's 7% Series A Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares.


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         "Series B Preferred Stock" means the Company's 7% Series B Senior
Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares.

         "Series B Preferred Stock Purchase Agreement" as defined in the recitals hereto.

         "Series C Director" means the one director entitled to be nominated to serve by the holders of Series C Preferred Stock, voting separately as a class, pursuant to the provisions of Article FOURTH, Paragraph F, Section 11, of the Amended and Restated Charter.

         "Series C Preferred Stock" means the Company's 7% Series C Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares.

         "Series D Preferred Stock" means the Company's 7% Series D Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares.

         "Series F Directors" means the two directors entitled to be nominated to serve by the holders of Series F Preferred Stock, voting separately as a class, pursuant to the provisions of Article FOURTH, Paragraph I, Section 10, of the Amended and Restated Charter.

         "Series F Preferred Stock" means the Company's 10% Series F Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares.

         "Series F Preferred Stock Purchase Agreement" as defined in the recitals hereto.

         "Series G Preferred Stock" means the Company's 10% Series G Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares.

         "Series H Director" means the one director entitled to be nominated to serve by the holders of Series H Preferred Stock, voting as a class, pursuant to the provisions of Section 10 of the Certificate of Designation filed with the Delaware Secretary of State on June 21,1999.

         "Series H Preferred Stock" means the Company's 10% Series H Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares.

         "Series K Preferred Stock" means the Company's 10% Series K Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares.

         "Series K Director" means the one director entitled to be nominated to serve by the holders of Series K Preferred Stock, voting as a class, pursuant to the provisions of Section 11 of the Certificate of Designation filed with the Delaware Secretary of State on December 13, 1999.


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         "Shares" as defined in the recitals hereto; provided, however, that as to any particular securities of the Company, such shall cease to be "Shares" hereunder, when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act, and such securities shall have been disposed of under such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 under the Securities Act in accordance with the terms hereof or (iii) they shall have ceased to be outstanding.

         "Stakelin Employment Period" means the "Employment Period," as defined in that certain Executive Employment Agreement, effective as of March 1, 1998, between the Company and Stakelin, as in effect on the Closing Date or thereafter amended with the consent of the Investors Committee or, after a Qualified Public Offering, as provided in Section 30 of this Agreement.

         "Stockholder" means any Person who is a party to this Agreement or is a successor or assign thereof contemplated by Section 14 below.

         "Triggering Put Notice" as defined in Section 8(a).

         "Voting Stock" of any Person means securities of any class or classes of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect or vote for the election of the directors of such Person.

         "Waller-Sutton Permitted Transferees" means (i) any Person that is a direct or indirect partner of Waller-Sutton, (ii) any Person that is a direct or indirect member of any limited liability company or direct or indirect stockholder of any corporation that is in turn a partner of Waller-Sutton, and
(iii) any Affiliate of Waller-Sutton or any person or entity described in clauses (i) or (ii) above.

         "Warrants" means (i) the warrants to purchase 860,000 shares of Common Stock (subject to adjustment as provided therein) issued to the Series F Purchasers pursuant to the terms of the Series F Stock Purchase Agreement (the "Series F Warrants"), and (ii) the warrant to purchase 50,000 shares of Common Stock (subject to adjustment as provided therein) issued to GE Capital pursuant an Agreement to Issue Warrant, dated June 15, 1998, between the Company and GE Capital (the "GE Warrant").

         2.       Board of Directors.

                  (a) From and after the date of this Agreement and until the provisions of this Section 2 cease to be effective, each Stockholder shall vote or cause to be voted all Voting Stock and any other voting securities of the Company over which such Stockholder has Beneficial Ownership or voting control and shall take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director, member of a committee of the Board of Directors or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person


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or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

                  (i) the number of directors constituting the members of the Board of Directors of the Company (the "Board") shall be nine, up to seven of whom shall be the persons entitled to be designated to serve on the Board in accordance with the provisions of Section 2(a)(ii) below;

                  (ii) the following persons shall at all times constitute members of the Board and shall be elected to the Board at each annual meeting of the Stockholders of the Company:

                           (1) Jacobs, during the Jacobs Employment Period;

                           (2) Stakelin, during the Stakelin Employment Period;

                           (3) two persons designated by Waller-Sutton, who
initially shall be William H. Ingram and Richard H. Patterson (and who shall also be the "Series F Directors" while there is outstanding Series F Preferred Stock);

                           (4) one person designated by Blue Chip II, who shall
initially be John H. Wyant (and who shall also be the "Series C Director" while there is outstanding Series C Preferred Stock);

                           (5) one person designated by Mesirow Capital Partners
VII and its Affiliates, who shall initially be William P. Sutter, Jr. (and who shall also be the "Series K Director" while there is outstanding Series K Preferred Stock); and

                           (6) one person designated by Weiss, Peck & Greer,
L.L.C. and its Affiliates, who shall initially be Kenneth J. Hanau (and who shall also be the "Series H Director" while there is outstanding Series H Preferred Stock);

provided, however, that the designation of persons pursuant to (3) through (6) above, may only be made if the Stockholder making the designation and its Affiliates (including, in the case of Waller-Sutton, William Ingram and the other Waller-Sutton Permitted Transferees) Beneficially Own at least 2.5% of the outstanding Voting Stock of the Company at the time of each such designation.

                  (iii) the removal from the Board (with or without cause) of any representative designated hereunder by any person or group of persons at any time while such person or group shall be entitled to serve on, or designate a representative to serve on, the Board under clause (ii) above, shall only be at such person's or group's written request (and at times when the person or representative is not entitled to so serve on or to be designated to serve on the Board, such


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person or representative may be removed, with or without cause, by vote of the
Board or the Stockholders, or if requested by the Investors Committee (or, after the consummation of a Qualified Public Offering, if requested by the Executive Committee or the Board as provided in Section 30 of this Agreement), shall resign immediately); and

                           (iv) if any representative designated hereunder by
any person or group for any reason ceases to serve as a member of the Board during his term of office at any time while such person or group shall be entitled to serve on, or designate a representative to serve on, the Board under clause (ii) above, the resulting vacancy on the Board shall be filled by a representative designated by such person or group, as provided hereunder.

                  (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with his duties as a director, including, without limitation, attending the meetings of the Board and any committee thereof.

                  (c) Each of GE Capital, and BMO shall have the right, so long as it Beneficially Owns at least 50% of the Shares owned by it as of June 15, 1998 (computed on an "as converted basis" and including, in the case of GE Capital, Shares issuable upon the exercise of outstanding warrants) to have a non-voting observer present at each meeting of the Board. In addition, during the period commencing on the Closing Date and ending on the last day of any period during which Prudential is prohibited from selling any shares of Series K Preferred Stock, or the Common Stock into which it is convertible, pursuant to any applicable lock-up period (whether arising out of contract or otherwise) in effect on the closing of the first issuance by the Company of equity securities which is a "Qualified Public Offering", Prudential shall have the right to have a non-voting observer present at each meeting of the Board; provided, that in no event shall this right extend beyond the first anniversary of the closing of the Qualified Public Offering. The Company shall pay the reasonable out-of-pocket expenses incurred by each non-voting observer in connection with his or her attendance at Board meetings.

                  (d) If any party fails to designate a representative to fill a directorship for more than 30 days after being requested to do so in writing by the President of the Company or if a party is no longer entitled to serve or to designate a person to serve as a director as provided in this Section 2, the resulting vacancy may be filled by the Board or the Stockholders as provided in the By-Laws.

         3. Conflicting Agreements. Each Stockholder represents that he has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Stockholder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement. No Stockholder shall act, for any reason, as a member of a group or in concert or enter into any agreement or arrangement with any other person in connection with the acquisition, disposition or voting of Shares in any manner which is inconsistent with the provisions of this Agreement. Without limitation, GE Capital hereby agrees that the provisions of Section 11(f) of the


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Series B Preferred Stock Purchase Agreement relating to certain redemption obligations of the Company are null and void and of no further force or effect and Blue Chip II and Miami Valley agree that the provisions of paragraphs 3 through 6 of the Redemption and Warrant Agreement are null and void and of no further force or effect, and no warrants have been issued or are issuable by the Company thereunder. In addition, the Company and each Stockholder shall, from time to time, grant such waivers and execute such consents, proxies or other instruments, and make such filings with and seek such consents and approvals from governmental authorities or other Persons, as may be necessary to give effect to or carry out the provisions of this Agreement.

         4. Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Company may be amended in any manner permitted thereunder, except that neither the certificate nor the bylaws shall be amended in any manner that would conflict with, or be inconsistent with, the provisions of this Agreement.

         5. Actions Consistent with Agreement. The Company shall not circumvent this Agreement by taking any action through a subsidiary or affiliate that would be prohibited under this Agreement.

         6. Investors Committee Approval. The Company and each Stockholder hereby covenants and agrees that, prior to the closing of a Qualified Public Offering, the Company shall not take or permit to occur, and the Stockholders shall not consent to, approve, or vote for any of the events or actions described in subsection 6(b) unless such events or actions have been approved in advance, in writing, by a majority of the total number of members of an "Investors Committee," as defined in subsection 6(a):

                  (a) Investors Committee. The Investors Committee shall consist of the following individuals:

                           (i) two persons designated by Waller-Sutton, who
initially shall be William H. Ingram and Richard H. Patterson;

                           (ii) one person designated by Blue Chip II, who shall
initially be John H. Wyant;

                           (iii) one person designated by Mesirow Capital
Partners VII, who shall initially be William P. Sutter, Jr.; and

                           (iv) one person designated by Weiss, Peck & Greer,
L.L.C., who shall intially be Kenneth J. Hanau;

provided, however, that a Stockholder shall lose the right to designate a member of the Investors Committee, and any member designated by it then serving on the Investors Committee shall


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immediately resign, at such time as such Stockholder and its Affiliates
(including, in the case of Waller-Sutton, William Ingram and the other Waller-Sutton Permitted Transferees) Beneficially Own less than 2.5% of the Voting Stock of the Company.

                  (b) Actions Requiring Approval of Investors Committee. The following actions shall require approval of a majority of the total number of members of the Investors Committee:

                           (i) any merger or consolidation of the Company with
any other entity, and any merger or consolidation of any subsidiary of the Company with any other entity other than the Company or another wholly-owned subsidiary of the Company;

                           (ii) the purchase or lease by the Company or any
subsidiary thereof of any business or assets, other than the purchase or lease of assets in the ordinary course of business (it being understood, however, that the purchase or lease of any radio broadcasting station or Federal Communications Commission ("FCC") license is not a purchase or lease in the ordinary course), or the execution of any agreement providing for the purchase, lease, construction or management of or in respect of radio broadcasting stations (including time brokerage agreements and local marketing agreements and the like);

                           (iii) the sale of any assets of the Company or any
subsidiary thereof, or the execution of any agreement in respect thereof (other than the sale of advertising time and excess or obsolete furniture, fixtures or equipment in the ordinary course of business);

                           (iv) the issuance or sale of any equity or debt
securities of the Company or any subsidiary thereof or any rights to acquire any of such equity or debt securities (including options and warrants) or the issuance or sale of stock appreciation or other "phantom" stock rights, other than Permitted Issuances, or the execution of any agreements in respect thereof;

                           (v) the incurrence or assumption of any Indebtedness
by the Company or any Subsidiary thereof, other than Permitted Indebtedness;

                           (vi) any Change of Control;

                           (vii) any amendment to the Company's 1998 Management
Stock Option Plan or the adoption of any other stock option, stock purchase or restricted stock or stock appreciation right plan;

                           (viii) any amendment to the Amended and Restated
Charter or to the by-laws of the Company and any amendment to this Agreement or the Registration Rights Agreement dated as of June 15, 1998, as amended (the "Registration Rights Agreement");


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                           (ix) the execution by the Company or any Stockholder
of any voting, voting trust, registration rights or stockholders' agreements with respect to the Company or any of its shares of capital stock (other than this Agreement and the Registration Rights Agreement); and

                           (x) the execution by the Company of any contract or
agreement for the construction or management of radio stations.

Subject to compliance by the Company and the other Stockholders with the provisions of the final two sentences of this paragraph, the Investors Committee agrees that, upon receipt by the Company of an opinion of counsel reasonably acceptable to the Investors Committee, that the exercise of one or more of its rights under this Section 6 is reasonably likely to constitute a transfer of control by the Company within the meaning of the Communications Act of 1934, as amended (the "Communications Act") or the rules and regulations of the FCC thereunder (a "Transfer Opinion"), the Investors Committee shall forbear from exercising such rights until such time as the FCC has (a) agreed that such exercise would not constitute a transfer of control or (b) given its consent to such transfer of control (either event hereinafter referred to as "FCC Approval"). In the event that the Company receives a Transfer Opinion, the Company and the other Stockholders shall promptly take such actions, or cause such actions to be taken, that may be necessary or desirable to obtain FCC Approval, including, without limitation, the execution and delivery of all applications, certificates, instruments and other documents that may be requested by the FCC or the Investors Committee in connection with obtaining FCC Approval, and the filing of petitions for rehearing, reconsideration and/or judicial review, all at the cost and expense of the Company. The Company and the other Stockholders each hereby further agrees that, at all times during the period in which the Investors Committee is required to forbear from exercising its rights under this Section 6, each will take all actions necessary to prevent the occurrence of any of the events set forth in subsection 6(b) above.

         7. Creation and Powers of the Executive Committee. Effective upon completion of a Qualified Public Offering, there shall be created by the Board of the Company a five-member executive committee of Directors (the "Executive Committee"), which shall initially consist of William H. Ingram, Kenneth J. Hanau, John H. Wyant, Richard H. Patterson and William P. Sutter, Jr. The members of the Executive Committee shall at all times consist of the persons designated to serve as directors pursuant to clauses (3) through (6) of Section 2(a)(ii) above, and each Stockholder shall take all necessary and desirable actions within its control so that the Executive Committee shall be so constituted. The Executive Committee shall have the power, in accordance with applicable Delaware law, to review and make recommendations to the Board regarding:

                  (a) the purchase or lease by the Company or any subsidiary thereof of any business or assets, other than the purchase or lease of assets in the ordinary course of business (it being understood, however, that the purchase or lease of any radio broadcasting station or FCC license is not a purchase or lease in the ordinary course), or the execution of any agreement providing for the purchase, lease, construction or management of or in respect of radio broadcasting stations (including time brokerage agreements and local marketing agreements and the like);

                  (b) the sale of any assets (other than substantially all) of the Company or any subsidiary thereof, or the execution of any agreement in respect thereof (other than the sale of advertising time and excess or obsolete furniture, fixtures or equipment in the ordinary course of business);

                  (c) the issuance or sale of any equity or debt securities of the Company or any subsidiary thereof or any rights to acquire any of such equity or debt securities (including options and warrants) or the issuance or sale of stock appreciation or other "phantom" stock rights, other than Permitted Issuances, or the execution of any agreements in respect thereof;

                  (d) the incurrence or assumption of any Indebtedness by the Company or any Subsidiary thereof, other than Permitted Indebtedness and;

                  (e) by-law amendments to the extent they relate to the Executive Committee or its power or authority.

A recommendation by the Executive Committee that the Board approve or reject any such action shall be made by the vote of a majority of the total members of the Executive Committee. In the event that the Executive Committee votes to recommend any such action, the Board may approve or reject such action by a vote of the majority of the voting directors (assuming that a quorum is present). In the event the Executive Committee votes not to recommend any such action or, within 10 business days after the matter has referred to it in writing by the Chairman of the Board or the President, fails to provide any recommendation or if the Board has determined to act on any matter described in this Section 7 without first seeking the recommendation of the Executive Committee with respect thereto, the Board may only approve such action or matter with the affirmative vote of no less than two-thirds of the total number of Directors.

The existence of the Executive Committee and the provisions regarding its rights and duties shall terminate on the earlier of the third anniversary of the creation thereof or on the affirmative vote of three-fourths of the total number of Directors. In addition, neither the power or authority of nor the manner in which the Executive Committee shall act in respect of or approve matters shall be modified, or any by-law relating to the Executive Committee shall be amended or modified, unless approved by at least three-fourths (3/4) of the total number of Directors.

         8. Put Rights.

                  (a) At any time after June 15, 2003, Waller-Sutton shall have the right to send a written notice to the Company (the "Triggering Put Notice"), advising the Company that Waller-Sutton and the Affiliates of Waller-Sutton named in such Triggering Put Notice require the Company to purchase all of the Eligible Put Shares Beneficially Owned by such parties pursuant to the provisions of this Section 8. The Triggering Put Notice shall specify the place and date for the closing (the "Put Closing") of the purchase of Shares by the Company, which shall be no less than 90 days after the date of the Triggering Put Notice.

                  (b) The Company shall send a copy of the Triggering Put Notice to each of the other Stockholders within 5 days of the receipt thereof by the Company, and each such Stockholder shall have a period of twenty (20) days from the date of the Triggering Put Notice to send a written notice to the Company (each, an "Additional Put Notice") advising the Company that such Stockholder (each Stockholder delivering an Additional Put Notice, an "Additional Put Stockholder") desires the Company to purchase all of the Eligible Put Shares Beneficially Owned by such Stockholder, such purchases to occur at the Put Closing.

                  (c) The Triggering Put Notice and each Additional Put Notice shall specify the exact number and class of Eligible Put Shares which the Stockholder transmitting the same shall desire the Company to purchase, (which shall constitute all of the Eligible Put Shares Beneficially Owned by such Stockholders), including all Warrants held by the Stockholder (the Eligible Put Shares to be so purchased by the Company are hereinafter referred to as the "Put Shares").

                  (d) (i) If an Agreed Value has been determined and the Put Closing does not occur in connection with or following the sale of all or substantially all of the assets of the Company, the purchase price to be paid by the Company for each Put Share shall be as follows:

                           (1) the purchase price for each Put Share which
constitutes a share of Preferred Stock shall equal the sum of the accrued and unpaid dividends in respect of such share of Preferred Stock through the date of the Put Closing and the greater of (x) the liquidation preference in respect of such share of Preferred Stock (excluding accrued and unpaid dividends) and (y) the Common Stock Value of the number of shares of Common Stock into which a share of Preferred Stock may be converted as of the date of the Triggering Put Notice;

                           (2) the purchase price for a Warrant shall equal the
Common Stock Value minus the exercise price per share of Common Stock payable upon exercise of such Warrant, times the number of whole shares of Common Stock issuable upon the exercise of such Warrant; and

                           (3) the purchase price for each Put Share which
constitutes a share of Common Stock shall equal the Common Stock Value thereof computed under (A), (B) or (C) below, as applicable.

                                    (A) The "Common Stock Value" of a share of
Common Stock will equal the amount that would be distributed to a holder of a share of Common Stock if the Company were liquidated following the sale by the Company of all of its assets for an amount equal to the Agreed Value of the Company, assuming that no preferred stock is converted and no options or warrants have been exercised, and following (i) the payment by the Company of all accrued and unpaid dividends in respect of all outstanding preferred stock of the Company as of the date the Agreed Value is determined, and (ii) the amount of all other liquidating distributions that would be payable in respect of outstanding preferred stock upon liquidation thereof.

                                    (B) In the event the Common Stock Value
computed pursuant to clause (A) above is greater than the Stated Value (as defined in the Certificate of Incorporation of the Company) of any class of preferred stock, or is twice the Stated Value of the Series B Preferred Stock, then the Common Stock Value shall be recomputed assuming that all preferred stock with a Stated Value which is lower than the Common Stock Value (or one-half the Common Stock Value, in the case of the Class B Preferred Stock) has been converted (such preferred stock shall be referred to as being "in-the-money"). Such recomputed value shall be equal to the amount that would be distributed to a holder of a share of Common Stock if the Company were liquidated following the sale by the Company of all of its assets for an amount equal to the Agreed Value of the Company, and following (i) the payment by the Company of all accrued and unpaid dividends in respect of all outstanding preferred stock of the Company (including "in-the-money" Preferred Stock) as of the date the Agreed Value is determined, and (ii) the amount of all other liquidating distributions that would be payable in respect of such outstanding preferred stock that is not "in-the-money" upon liquidation thereof.

                                    (C) In the event the Common Stock Value
determined pursuant to clause (A) above, or, if applicable, clause (B) above, is greater than the exercise price of any outstanding options or warrants, then the Common Stock Value shall be recomputed assuming that all outstanding options or warrants with an exercise price which is lower than the Common Stock Value have been exercised immediately prior to such liquidating distribution and that the purchase price paid upon any such exercise was available to the Company for distribution in liquidation.

                           (ii) If an Agreed Value has not been determined or if
the Put Closing is to occur in connection with or following the sale of all or substantially all of the assets of the Company, the purchase price for the Put Shares shall equal the amount distributable in respect thereof under the Amended and Restated Charter in connection with the liquidation and dissolution of the Company following the sale of all or substantially all of its assets.

                           (iii) The Company will notify each Stockholder in
writing of the determination of Agreed Value promptly after the determination thereof.

                  (e) The purchase price for the Put Shares shall be payable in full at the Put Closing, by wire transfer of immediately available funds to such accounts as shall be designated by the respective Stockholders, or in such other form of consideration as shall be acceptable to Waller-Sutton. Subject to the provisions of Section 8(f) below, the Put Closing shall occur on the date designated by Waller-Sutton in the Triggering Put Notice. Subject to the provisions of Section 8(f) below, the Company shall be obligated to purchase all of the Put Shares on such closing date, and simultaneously with such purchase the Company shall (to the extent such are not among the Put Shares) pay all accrued and unpaid dividends on the outstanding Series B Preferred Stock.

                  (f) The date of the Put Closing shall be postponed in the following circumstances: (i) if the Company and Waller-Sutton are unable to agree upon the Agreed Value of the Company within 90 days of the date of the Triggering Put Notice (in which case the Board shall promptly proceed to sell the Company, and the Put Closing shall be held on such date or dates as shall be selected by Waller-Sutton, no later than the day following the date that the Company shall have been sold (whether pursuant to a merger, a sale of all or substantially all of its capital stock, assets or otherwise), or (ii) if, within 10 days after an Agreed Value has been determined, the Company shall send a written notice to Waller-Sutton and the Additional Put Stockholders advising such parties that (x) the Company believes that it will be necessary for the Company to be sold (whether pursuant to a merger, a sale of all or substantially all of its capital stock, assets or otherwise) to pay the purchase price for the Put Shares, or (y) the Company will seek to pay the purchase price for the Put Shares out of the proceeds of a Qualified Financing. Any notice sent pursuant to this Section 8(f) shall be approved by the Board (excluding Waller-Sutton's and the Additional Put Stockholders' nominees to the Board).

                  (g) (i) If the date of the Put Closing shall have been postponed pursuant to notice from the Company pursuant to Section 8(f)(ii)(y) above, then the Company shall be obligated to take such steps as are necessary to cause a Qualified Financing to be consummated within 3 months of the date of the notice given under Section 8(f)(ii)(y), and within one business day after the consummation of a Qualified Financing, the Company shall have used the net available proceeds therefrom to pay the full purchase price for the Put Shares and to pay all accrued and unpaid dividends on the outstanding Series B Preferred Stock as required pursuant to the last sentence of Section 8(e).

                           (ii) As used herein, a Qualified Financing shall mean
a debt or equity financing, the net proceeds of which are sufficient (after repayment of any Indebtedness required to be repaid in connection therewith) to pay the purchase price of the Put Shares in full.

                  (h) In all other circumstances where the date of the Put Closing shall have been postponed pursuant to Section 8(f) above, the Company shall be obligated to take the following steps within the time periods specified below:

                           (i) within 4 months after the date of the Triggering
Put Notice, the Company shall have engaged a broker to market, solicit bids and the form of bids to be solicited for and otherwise facilitate the sale of the Company, whether by way of merger of the Company with any other Person, by way of a single sale of all or substantially all of the capital stock or assets of the Company, or as separate sales of one or more of the Company's radio stations (every such transaction, a "sale transaction"), such broker to be experienced in the marketing and sale of radio stations, and such broker, the terms of its engagement and the form of bids to be solicited and the structure of the transaction to be reasonably acceptable to Waller-Sutton, and the broker and the Company shall have prepared an offering memorandum for the sale of the Company (which offering memorandum shall specify the date that bids must be received) and shall have distributed such offering memorandum to all Persons who are reasonably likely to have a bona fide interest in engaging (and the financial capacity to engage) in such sale transaction or transactions (as reasonably determined by the broker and Waller-Sutton);

                           (ii) within 6 months after the date of the Triggering
Put Notice, the Company shall have received any and all bids from potential buyers, shall have sent copies of all such bids to Waller-Sutton, and, unless otherwise consented to by Waller-Sutton, shall have closed the solicitation for bids, and, if such solicitation for bids is closed, the Company shall have received at least one (or one set, in the case of bids for less than all of its radio stations) covering all or substantially all of its assets or capital stock;

                           (iii) within 8 months after the date of the
Triggering Put Notice, the Company shall have entered into one or more Qualified Purchase and Sale Agreements for the sale of the Company or all or substantially all of its assets. A "Qualified Purchase and Sale Agreement" shall mean one or more purchase and sale agreements, duly executed by one or more financially responsible purchasers, reasonably acceptable to Waller-Sutton, providing for the purchase of the Company or one or more radio stations in a sale transaction for an aggregate purchase price, payable in full in cash or in such other form of consideration as shall be acceptable to Waller-Sutton at closing, and which provides for a final "drop dead" date for closing, including all extensions for transfer approvals, of no later than four months after the date of execution thereof, and which provides no financing contingency therein for the benefit of the purchaser and is otherwise in form and substance acceptable to Waller-Sutton; and

                           (iv) within one business day after the closing of
Qualified Purchase and Sale Agreements for the Company or all or substantially all of the Company's radio stations, the Company shall have used the net available proceeds therefrom to purchase all of the Put Shares.

                  (i) Waller-Sutton shall have the right, by written notice to the Company and each other Additional Put Stockholder (the "Rescission Notice"), to rescind the Triggering Put Notice and all Additional Put Notices (and upon the giving of such Rescission Notice in accordance with the terms hereof, the Triggering Put Notice and each Additional Put Notice shall automatically be null and void and of no further force or effect), provided, however, that the Rescission Notice may not be given at any time (x) while the Company is a party to a binding agreement in respect of or after the Company has consummated a Qualified Financing, or (y) while the Company is a party to a binding Qualified Purchase and Sale Agreement(s) or has consummated transactions pursuant thereto providing for aggregate consideration to the Company equal to more than $25 million. If a Rescission Notice is given, Waller-Sutton shall have the right at any time after the expiration of 12 months from the date of the Rescission Notice to again invoke the provisions of this Section 8, and the Stockholders shall have the right to give Additional Put Notices in respect thereof.

                  (j) If the Company shall fail to take any of the actions set forth above within the time frames required or shall otherwise default in any of its obligations under this Section 8, and such action shall not be taken or such default shall not be cured to the satisfaction of Waller-Sutton, within 15 days of the date of any written notice from Waller-Sutton to the Company with respect thereto, such shall be deemed a "Put Default." During the continuation of a Put Default, Waller-Sutton may require the Company and the other Stockholders to elect such additional designees of Waller-Sutton to the Board such that, after giving effect thereto, the designees of Waller-Sutton elected to the Board pursuant to the provisions of Section 2(a)(ii)(4) above and this Section 8(j) shall constitute a majority of the members of the Board. Without limitation, to the extent then required under applicable law, the Company shall, if so requested by Waller-Sutton, make such filings with the Federal Communications Commission and/or the Securities and Exchange Commission and mail such materials to its Stockholders as shall be necessary to enable Waller-Sutton to designate a majority of the members of the Board, and the Stockholders shall vote their shares of Voting Stock in such manner as shall be necessary to give effect to the foregoing. It is expressly agreed that the designees of Waller-Sutton on the Board shall be empowered to take such action as shall be necessary or appropriate to cause the Put Closing to occur as soon as possible, including causing a sale of all or substantially all of the assets of the Company, or alternatively to effect a sale of the Company or a merger by the Company with another entity.

                  (k) In no event shall the Company be required to consummate any sale pursuant to this Section 8 which would require repayment of any outstanding indebtedness of the Company unless (i) such indebtedness of the Company is repaid on the date of consummation of such sale, (ii) the holders of the indebtedness required to be repaid out of the proceeds of any such sale consent to such sale, or (iii) the purchaser agrees to assume all such indebtedness not being repaid, in accordance with the terms of the agreements governing such indebtedness, and no default or event of default under such agreements results from such assumption.

         9. Disposition of Shares. No Management Stockholder shall transfer, sell, convey, exchange, pledge or otherwise dispose of ("Transfer") any Shares of the Company except in connection with a sale of all or substantially all of the outstanding stock of the Company or a merger of the Company with another Person. Notwithstanding the foregoing, a Management Stockholder shall be entitled to effect any of the following transfers (each an "Exempt Transfer"):
(i) Transfers by a Management Stockholder to an entity wholly owned by him at all times following such Transfer; (ii) Transfers pursuant to applicable laws of descent and distribution to members of such Management Stockholder's Immediate Family, or Transfers during the lifetime of such Management Stockholder to such Management Stockholder's spouse, adult children or to a trust whose beneficiaries are members of such Management Stockholder's Immediate Family,
(iii) Transfers approved by a majority of the Board of the Company (which shall include a majority of the members of the Investors Committee), (iv) prior to a Qualified Public Offering, Transfers of a number of Shares up to the "Maximum Amount" (as defined below), computed cumulatively for all Transfers made under this clause (iv) from and after the date hereof, and (v) following a Qualified Public

Offering, the greater of the Maximum Amount or 25% of the sum of (1) the number of shares of Common Stock that such Management Stockholder would have owned as of such date had he not effected any Transfers prior to such date and (2) the number of shares of Common Stock issuable on conversion of Series A Preferred Stock that such Management Stockholder would have owned as of such date had he not effected any Transfers prior to such date, but excluding any shares of Common Stock issuable on exercise of any options or warrants held by such Management Stockholder on such date (the sum of (1) and (2) being such Management Stockholder's "Holdings"), computed cumulatively for all Transfers made under this clause (v) from and after the date hereof; provided that, in the case of Exempt Transfers of the types referenced in clauses (i) and (ii) above, the restrictions contained in this Section 9 will continue to be applicable to Shares and the transferee of such Shares must have agreed in writing to be bound by the terms and conditions of this Agreement applicable to the Stockholder. For purposes hereof, the "Maximum Amount" shall be equal to such Management Stockholder's Holdings, multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (computed on an as-converted and fully-diluted basis) sold or otherwise disposed of by Waller-Sutton (other than to Waller-Sutton Permitted Transferees) since the date hereof, and the denominator of which shall be the number of shares of Common Stock (computed on an as-converted and fully-diluted basis but excluding any shares of Common Stock that may become issuable on exercise of a Series F Warrant) that would have been held by Waller-Sutton on the date of such Transfer, if Waller-Sutton had not previously sold or otherwise disposed of any Shares. The foregoing shall not apply to or prevent the exercise by a Management Stockholder of the options granted to him under the 1998 Management Stock Option Plan on a "cashless" or net basis.

         10. Sale of the Company.

                  (a) If a majority of the Board and the Investors Committee and Stockholders Beneficially Owning a majority of the Voting Stock, approve a sale of all or substantially all of the assets or capital stock of the Company (the "Approved Sale"), then each Stockholder shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights such holder may have in connection with such merger or consolidation or (ii) a sale of stock, each shall agree to sell all of his Shares and rights to acquire Shares on the terms and conditions so approved. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company and Waller-Sutton.

                  (b) The obligations of the Stockholders with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each Stockholder holding the same class of Shares shall receive the same form of consideration and the same amount of consideration (based on the number of Shares held) and (ii) each holder of then currently exercisable rights to acquire shares of Common Stock shall be given an opportunity to do one of the following: (A) to exercise such rights prior to the consummation of the Approved

Sale, (B) to receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of Common Stock received by holders of Common Stock in connection with the Approved Sale less the exercise price per share of Common Stock of such rights to acquire such Common Stock by (2) the number of shares of Common Stock represented by such rights or (C) to receive in exchange for such rights, rights to acquire shares of common stock of the surviving corporation under equivalent terms through a tax-free exchange with the surviving corporation if the Approved Sale is structured as a merger or consolidation which otherwise constitutes a tax-free reorganization as to such Stockholder and such exchange does not adversely affect the tax-free treatment of the Approved Sale.

                  (c) In no event shall the Company be required to consummate any sale pursuant to this Section 10 which would require repayment of any outstanding indebtedness of the Company unless (i) the net proceeds of such sale would be sufficient to repay all of such indebtedness of the Company, (ii) the holders of the indebtedness required to be repaid out of the proceeds of any such sale consent to such sale, or (iii) the purchaser agrees to assume all such indebtedness not being repaid, in accordance with the terms of the agreements governing such indebtedness, and no default or event of default under such agreements results from such assumption.

         11. Tag-Along Right. In addition to the rights granted under Section 8 above, in the event that Waller-Sutton and other Stockholders (including Waller-Sutton) Beneficially Owning more than fifty percent (50%) of the Common Stock subject to this Agreement (each a "Selling Stockholder"), desire to transfer, sell, convey, exchange or otherwise dispose of ("Transfer") any Shares pursuant to a bona fide offer from a third party (the "Buyer"), then such Selling Stockholders shall notify the Stockholders who are not Selling Stockholders ("Tag-Along Stockholders"), in writing, of such offer and its terms and conditions (the "Transfer Notice"). Upon receipt of such Transfer Notice, each Tag-Along Stockholder shall have the right to sell to the Buyer, on the same terms and conditions as the Selling Stockholders, that number of Shares of the Company's capital stock subject to this Agreement equal to the product attained by multiplying (a) the number of Shares held by the Tag-Along Stockholder times (b) the quotient derived by dividing (i) the number of Shares which otherwise would have been sold by the Selling Stockholders to the Buyer by
(ii) the total number of Shares held by such Selling Stockholders and the number of Shares held by the Tag-Along Stockholders who have elected to participate in such Transfer (assuming, in the case of sales of Common Stock of the Company, full conversion of all shares of preferred stock of the Company held by the Selling Stockholders and each Tag-Along Stockholder exercising its rights under this Section 11). If more than one Tag-Along Stockholder elects to sell Shares pursuant to this Section 11, they may do so pro rata based on the number of Shares held by each of them or in such other proportions as they may agree. The Tag-Along Stockholders' right to sell pursuant to this Section 11 can be exercised by delivery of written notice to the Selling Stockholders within 10 business days following delivery of the Transfer Notice. Any Tag-Along Stockholder who fails to notify the Selling Stockholders within such 10 business days shall be deemed to have waived its rights under this Section 11.

         12. Drag-Along Right. In the event that Waller-Sutton and other Stockholders (including Waller-Sutton) Beneficially Owning more than fifty percent (50%) of the Common Stock subject to this Agreement (each a "Transferring Stockholder") wish to Transfer in a bona fide arms' length sale all of the Shares held by the Transferring Stockholders to any person or persons who are not Affiliates of the Transferring Stockholders (the "Proposed Transferee"), the Transferring Stockholders shall have the right, subject to applicable law and if approved by the Investors Committee, to require all the remaining Stockholders to sell to the Proposed Transferee all of the Shares then owned by such remaining Stockholders (including any warrants or options to acquire capital stock of the Company). The amount and type of consideration to be paid by the Proposed Transferee to the Transferring Stockholders and the remaining Stockholders shall be the same (less, in the case of options or warrants, the exercise price for such options or warrants, and in the case of convertible preferred stock shall be based on the greater of the liquidation preference thereof or on the amount that would be received if such preferred stock were converted into Common Stock immediately prior to the closing of such Transfer). In addition, the terms and conditions upon which the remaining Stockholders shall Transfer their Shares shall be the same as those received by Transferring Stockholders holding the same class of capital stock.

         13. Subscription Right. If at any time the Company proposes to issue equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company and any Series F Purchaser is to be a purchaser thereof (other than the issuance of equity securities (i) upon conversion of any preferred stock pursuant to the Company's Certificate of Incorporation, (ii) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (iii) pursuant to the acquisition of another Person by the Company by merger, purchase of substantially all of the assets or outstanding capital stock or other form of transaction, or (iv) pursuant to an employee stock option plan, stock bonus plan, stock purchase plan or other management equity program, then, as to each Stockholder, the Company shall: (i) give written notice setting forth in reasonable detail (1) the designation and all of the terms and provisions of the securities proposed to be issued (the "Proposed Securities"), (2) the price and other terms of the proposed sale of such securities, (3) the amount of such securities proposed to be issued and (4) such other information as the Stockholder may reasonably request in order to evaluate the proposed issuance; and (ii) offer to issue to each such Stockholder a portion of the Proposed Securities equal to a percentage determined by dividing
(x) the number of shares of Common Stock Beneficially Owned by such Stockholder, assuming conversion in full of any convertible securities held by such Stockholder and exercise of any options or warrants held by such Stockholder, by
(y) the total number of shares of Common Stock then outstanding, including for purposes of this calculation all shares of Common Stock issuable upon conversion in full of any then outstanding convertible securities or upon exercise in full of any outstanding options or warrants.

         Each such Stockholder must exercise its purchase right hereunder within 10 days after receipt of such notice from the Company. If all of the Proposed Securities offered to such Stockholder are not fully subscribed by such Stockholder, the remaining Proposed Securities will not be reoffered to the Stockholders purchasing their full allotment. To the extent that the Company offers two or more securities in units, Stockholders must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

         Upon expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Stockholders have not elected to purchase during the 90 days following such expiration on terms and conditions not more favorable to the purchasers thereof than offered to such holders. Any Proposed Securities offered or sold by the Company to Persons including a Series F Purchaser after such 90 day period must be reoffered to the Stockholders pursuant to these terms.

         14. Representations and Warranties.

                  (a) Each Stockholder represents and warrants the following with respect to himself, herself or itself, as the case may be:

                           (i) Authorization. All corporate action on the part
of each Stockholder which is not an individual necessary for the authorization, execution, delivery and performance by such Stockholder of this Agreement has been taken. This Agreement is a legal, valid and binding Obligation of each Stockholder, enforceable against such Stockholder in accordance with its terms.

                           (ii) No Violation. The execution and delivery of this
Agreement will not (with or without notice or passage of time or both) (a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of a Stockholder which is not an individual, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent or approval, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which a Stockholder is a party or by which it or any of its assets may be bound, or (c) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to such Stockholder or any of its, his or her assets.

         15. Termination of Certain Provisions. The provisions of Sections 6, 8, 10, 11, 12 and 13 of this Agreement will terminate upon the closing of a Qualified Public Offering. In addition, this Agreement or any portion thereof, may be terminated with the written agreement of the Company, a majority of the total number of members of the Investors Committee or the Executive Committee, as the case may be, and Stockholders beneficially owning more than 66 2/3% of the Common Stock Beneficially Owned by all Stockholders. The provisions of
Section 2 of this Agreement will terminate upon the fifth anniversary of the closing of a Qualified Public Offering. The provisions of Section 9 of this Agreement will terminate upon the third anniversary of the closing of a Qualified Public Offering.

         16. Voting. The Stockholders agree that GE Capital shall not vote its shares of Series F Preferred Stock (or any shares of Common Stock issued on conversion thereof) and that such shares will not be counted as shares of Series F Preferred (or Common Stock, as the case may be) that are entitled to vote on any matters except in respect of the following extraordinary events which are submitted to the holders of the Preferred Stock of the Company for vote or approval under the Amended and Restated Charter upon which GE Capital shall be entitled to vote:

                  (a) any amendment to the Amended and Restated Charter;

                  (b) a sale of all or substantially all of the assets of the Company;

                  (c) the dissolution, liquidation or termination of the Company;

                  (d) any acquisition of, or merger of the Company with, another corporation or other entity, whether or not the Company is a survivor of such transaction;

                  (e) any change in the fundamental nature of the business of the Company;

                  (f) any transaction with affiliates, except upon fair and reasonable terms comparable to an arms-length transaction; and

                  (g) any change in the Company's capital structure in a manner that dilutes the ownership interest of the holders of the Series F Preferred Stock.

The provisions of this Section 16 shall remain in effect with respect to GE Capital's shares of Series F Preferred Stock (and the shares of Common Stock issued on conversion thereof) until the occurrence of either of the following:
(1) transfer of such Series F Preferred Stock (or the shares of Common Stock issued on conversion thereof) to a third party unaffiliated with GE Capital or
(2) delivery to the Company of an opinion of counsel, in form reasonably satisfactory to the Stockholders, to the effect that, as a result of (a) changes in the ownership or attribution rules ("Rules") of the FCC or (b) changes in GE Capital's circumstances, there is no longer a need or desire on the part of GE Capital to insulate its ownership interest in the Series F Preferred Stock (or the shares of Common Stock issued on conversion thereof) from attribution under the FCC Rules.

         17. Consent to Amendments; Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company, a majority of the total number of members of the Investors Committee or the Executive Committee, as the case may be, and Stockholders holding not less than 66 2/3% of the Common Stock Beneficially Owned by all Stockholders. Any waiver, permit, consent or approval of any kind or character on the part of any such holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

         18. Waller-Sutton. The term Waller-Sutton, as used herein, shall mean Waller-Sutton or any Permitted Waller-Sutton Transferee to whom Waller-Sutton has transferred any Shares; provided, however, that in the event Waller-Sutton sells all or substantially all of its Shares to Persons other than Permitted Waller-Sutton Transferees, then (i) the term "Waller-Sutton," as used in Section 8 hereof (and in respect of defined terms used in said Section 8), shall refer to any Stockholder or Stockholders Beneficially Owning more than 30% of the Series F Preferred Stock then outstanding, and (ii) the term "Waller-Sutton," as used in any other Section of this Agreement (and in respect of defined terms used therein), shall refer to any Stockholder or Stockholders Beneficially Owning more than 50% of the Series F Preferred Stock then outstanding.

         19. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided, that in the case of an assignment, such assignment shall be made in conjunction with a Transfer of Shares, such assignment shall specifically provide that the assignee shall assume all obligations of the assigning Stockholder, and such assignee shall execute and deliver to the Company and the other Stockholders a counterpart of this Agreement. Notwithstanding the foregoing, no purchaser of Shares sold pursuant to an effective registration statement filed by the Company or in an unsolicited open market transaction effected pursuant to Rule 144 shall be subject to the provisions hereof or deemed a Stockholder hereunder.

         20. Legend on Certificates. All Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series K Preferred Stock of the Company, and all Common Stock of the Company now or hereafter owned by the parties to this Agreement, shall be subject to the provisions of this Agreement and the certificates representing said shares shall bear substantially the following legends (except that the certificate representing the Series C Preferred Stock shall not bear the first legend set forth below):

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any State (the "Securities Laws"). These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration under applicable Securities Laws, or the availability of an exemption therefrom. This certificate will not be transferred on the books of the Corporation or any transfer agent acting on behalf of the Corporation except upon the receipt of an opinion of counsel, satisfactory to the Corporation, that the proposed transfer is exempt from the registration requirements of all applicable Securities Laws, or the receipt of evidence, satisfactory to the Corporation, that the proposed transfer is the subject of an effective registration statement under all applicable Securities Laws."

                  "The Corporation is subject to restrictions contained in the Federal Communications Act, as amended. The securities evidenced by this certificate may not be sold, transferred, assigned or hypothecated if, as a result thereof, the issuer would be in violation of that act."

                  "The securities represented by this certificate are subject to the terms of [that certain Second Amended and Restated Stockholders' Agreement dated as of June 15, 1998, among Regent Communications, Inc. and certain of its stockholders, as the same may be amended from time to time.] or [that certain Third Amended and Restated Stockholders' Agreement dated as of December ___, 1999, among Regent Communications, Inc. and certain of its stockholders, as the same may be amended from time to time.]"

         21. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         22. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

         23. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the addresses shown on the signature pages hereof, or such other address as any party hereto designates by written notice to the Company, and shall be deemed to have been given upon delivery, if delivered personally, three days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service.

         24. Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement, shall be governed by the laws of the State of Delaware.

         25. Final Agreement. This Agreement constitutes the complete agreement of the parties concerning the matters referred to herein.

         26. Execution in Counterparts. This Agreement may be executed in any number of Counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

         27. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party.

         28. Remedies. The parties hereto shall have all rights and remedies set forth in this Agreement and all rights and remedies available under any applicable law. The parties hereto agree and acknowledge that money may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting bond or other security) in order to enforce, or prevent any violations of, the provisions of this Agreement.

         29. Certain Expenses. The Company agrees to pay all reasonable expenses of the Stockholders having the right to designate members of the Investors Committee or the Executive Committee, as the case may be (including reasonable fees, charges and disbursements of its counsel) incurred in connection with (i) any amendment, supplement, modification or waiver of or to any provisions of this Agreement (including, without limitation, a response to a request by the Company or any Stockholder for a consent to any action otherwise prohibited hereunder), or consent to any departure by the Company or any Stockholder from, the terms of any provision of this Agreement; and (ii) any matters arising hereunder or in connection with or respect of any of the rights granted hereunder. The Company shall also pay the reasonable legal fees and expenses of counsel selected by the Investors Committee or the Executive Committee, as the case may be, to assist such committees in the discharge of their duties and obligations or to monitor or confirm the performance by the Company or any Stockholder of or compliance by the Company or any Stockholder with all agreements and covenants on its part to be performed or complied with or incurred in connection with or in respect of any of the rights granted hereunder to such committees. The Company shall also pay all costs and expenses incurred in connection with or arising out of the purchase by it of the Put Shares.

         30. Waller-Sutton Consent. Whenever this Agreement shall require the consent or approval of Waller-Sutton to or in respect of any matter ("Waller-Sutton Consents"), such consent or approval may be given or withheld in the sole discretion of Waller-Sutton and, if given, must be evidenced by a written instrument duly executed by or on behalf of Waller-Sutton expressly setting forth the specific matter approved or consented to. Following a Qualified Public Offering, in those instances where this Agreement provides for Waller-Sutton Consents, such consent, approval or agreement shall be made by the Executive Committee (subject to the right of the Board, by a two-thirds vote, to give such consent or approval in the event of a failure of the Executive Committee to do so), or following the termination of the Executive Committee in accordance with the provision thereof, by the Board.

         31. Automatic Amendment to Series G, Series H and Series K Preferred Stock. In the event any of the terms of the Series F Preferred Stock (other than amendments which provide the holders of the Series F Preferred Stock with increased or additional voting or consent rights or board representation), as set forth in the Amended and Restated Charter, are amended, the corresponding terms of the Series G Preferred Stock, the Series H Preferred Stock and the Series K Preferred Stock shall be similarly amended automatically and without the necessity of a vote of the holders of the Series G Preferred Stock, Series H Preferred Stock, or Series K Preferred Stock so as to keep the terms of the four Series consistent (or, in the case of a change in the stated value or dividend rate of the Series F Preferred Stock, to keep such corresponding terms of the Series G Preferred Stock, the Series H Preferred Stock and the Series K Preferred Stock proportionately similar), purchase and acceptance of delivery of the Series G Preferred Stock and Series H Preferred Stock being deemed consent to any such automatic amendment.

         32. Conversion of Preferred Stock.

                  (a) Each Stockholder which/who has signed below, hereby agrees that, upon the consummation of a Qualified Public Offering, each of their shares of Series C, D, F, G, H and K of Preferred Stock shall be converted into a share or shares or Common Stock in accordance with the applicable provision of the Certificate of Incorporation or Designation relating to the applicable series of Preferred Stock being converted.

                  (b) Each such party shall take such action as shall be necessary to cause such conversion to occur. Notwithstanding the foregoing, a Stockholder shall incur no obligation to convert unless the Stockholder is paid all accumulated, accrued and unpaid dividends in respect of the shares of Preferred Stock in the Company held by the Stockholder (whether or not declared or otherwise payable as of such date of conversion), including any dividends on such shares declared prior thereto if the Stockholder held such shares on the record date fixed for the determination of holders entitled to receive payment of such dividends.

                  (c) If conversion is required by the terms of this Section 32, promptly after receipt of notice from the Company of the expected date of consummation of a Qualified Public Offering, written notice of election to convert shall be delivered to the Company by facsimile (606-292-0352) and by overnight delivery of the original executed notice addressed to the Company at 50 East River Center Boulevard, Suite 180, Covington, Kentucky 41011. Any notice of election to convert delivered to the Company prior to the completion of the Qualified Public Offering shall not be effective unless and until the completion of the Qualified Public Offering.

                  (d) Payment of dividends on the shares to be converted shall be made by wire transfer of immediately available funds in accordance with instructions provided by each Stockholder.

                  (e) (i) If by December 20, 1999, all holders of Series F, G, H and K have not executed counterparts of this Agreement or have not otherwise irrevocably committed to convert their shares of such Preferred Stock on the terms set forth herein, and if the Investors Committee so requests, a special Stockholders meeting shall be called and held at which time all parties to this Agreement, which or who have signed below, shall vote in favor of amending the Certificate of Incorporation of the Company to change the conditions for mandatory conversion as set forth within the Certificates of Designation of Series B, D, F, G, H and K Preferred Stock as necessary to make such conditions, so contained therein, conform to the definition of Qualified Public Offering set forth in this Agreement.

                           (ii) If prior to the consummation of a Qualified
Public Offering, the holders of Series B and D have not yet converted or irrevocably committed to convert their shares of Series B and D Preferred Stock on the terms set forth herein or have not voted to approve the amendment to the Certificate of Incorporation that is referred to in Subsection 32(e)(i), above, then the Company shall give notice of redemption in respect of, and shall redeem all shares of such Series as provided in the relevant Sections of the Certificate of Incorporation of the Company immediately prior to or concurrently with the consummation of the Qualified Public Offering.

                  (f) The provisions of this Section 32 shall be binding, enforceable, and irrevocable and shall continue in full force and effect; provided, however, in the event the Qualified Public Offering has not been consummated on or before June 15, 2000, this Section 32 shall automatically terminate and become null and void as of such date.

         33. Effectiveness. In accordance with Section 16 of the Second Amended Stockholders' Agreement, this Agreement shall be deemed valid and binding upon all of the parties hereto as of the date of execution and delivery of counterparts of this Agreement by the Company, Waller-Sutton and Stockholders (including Waller-Sutton) holding not less than fifty percent (50%) of the Common Stock Beneficially Owned by all Stockholders.

         34. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         The parties hereto have executed this Agreement on the date first set forth above.


                             THE COMPANY:

                             REGENT COMMUNICATIONS, INC.

                             By: /s/ Terry S. Jacobs
                                -------------------------------------------
                                          Terry S. Jacobs
                             Address:     50 E. River Center Blvd.
                                          Suite #180
                                          Covington, KY  41011
                                          Telecopier no: (606) 292-0352

                             with a copy (which shall not constitute notice) to:

                                      Alan C. Rosser, Esq.
                                      Strauss & Troy
                                      2100 PNC Center
                                      201 East Fifth Street
                                      Cincinnati, OH 45202-4186


                             /s/ Terry S. Jacobs
                             ----------------------------------------------
                             TERRY S. JACOBS
                             Address:     6561 Madeira Hills Dr.
                                          Cincinnati, OH  45243


                             /s/ William L. Stakelin
                             ----------------------------------------------
                             WILLIAM L. STAKELIN
                             Address:      1870 Madison Road
                                           Cincinnati, Ohio 45231

                             RIVER CITIES CAPITAL FUND LIMITED PARTNERSHIP

                             By: River Cities Management Limited Partnership, General Partner

                                    By:   Mayson, Inc., General Partner

                                          By: /s/ R. Glen Mayfield
                                             ----------------------------------
                                          R. Glen Mayfield, Vice President
                                          Address:      221 East Fourth Street
                                                        Suite 1900
                                                        Cincinnati, Ohio 45202


                             BMO FINANCIAL, INC.

                             By:
                                -----------------------------------------------
                                          Christopher Young
                             Address:     30 Park Avenue
                                          16th Floor
                                          New York, New York 10022

                            with a copy (which shall not constitute notice) to:

                                   Jeffrey Norton, Esq.
                                   O'Melveny & Myers
                                   Citicorp Center
                                   153 E. 53rd Street
                                   53rd Floor
                                   New York, Ny 10022


                            GENERAL ELECTRIC CAPITAL CORPORATION

                            By: /s/ Kenneth M. Gacevich
                                -----------------------------------------------
                                         Kenneth Gacevich
                            Address:     3379 Peachtree Road, N.E.
                                         Suite 600
                                         Atlanta, GA  30326
                            with a copy (which shall not constitute notice) to:

                                   Elizabeth Hardy Noe, Esq.
                                   Paul, Hastings, Janofsky & Walker
                                   600 Peachtree Street, NE, Suite 2400
                                   Atlanta, GA 30308-2222


                            PNC BANK, N.A., as Trustee


                            By: /s/ Louis E. Valker
                                -----------------------------------------------
                                         Louis E. Valker
                            Address:     PNC Bank, N.A.
                                         2500 PNC Center - Fifth Floor
                                         201 East Fifth Street
                                         Cincinnati, Ohio 45202
                                         Attention: Louis E. Valker

                            PNC BANK, N.A., CUSTODIAN


                            By: /s/ Louis E. Valker
                                -----------------------------------------------
                                         Louis E. Valker
                            Address:     PNC Bank, N.A.
                                         2500 PNC Center - Fifth Floor
                                         201 East Fifth Street
                                         Cincinnati, Ohio 45202
                                         Attention: Louis E. Valker

                            WALLER-SUTTON MEDIA PARTNERS, L.P.

                            By:    Waller-Sutton Media, L.L.C., its
                                     General Partner

                                   By: /s/ William H. Ingram, Chairman
                                       ----------------------------------------
                                                William H. Ingram
                                   Address:     c/o Waller-Sutton Management
                                                  Group, Inc.
                                                1 Rockefeller Plaza, Suite 3300
                                                New York, NY 10020
                                                Attention: Cathy M. Brienza
                                                Telecopier no: (212) 218-4355
                            with a copy (which shall not constitute notice) to:

                                   RubinBaum LLP
                                   30 Rockefeller Plaza
                                   New York, NY 10112
                                   Attention: Paul A Gajer, Esq.
                                   Telecopier no: (212) 698-7825


                            /s/ William H. Ingram
                           -----------------------------------------------------
                            WILLIAM H. INGRAM
                                   Address:  c/o Waller-Sutton Management
                                                Group, Inc.
                                                1 Rockefeller Plaza, Suite 3300
                                                New York, NY 10020
                                                Telecopier no: (212) 218-4355

                            with a copy (which shall not constitute notice) to:

                                   RubinBaum LLP
                                   30 Rockefeller Plaza
                                   New York, NY 10112
                                   Attention: Paul A Gajer, Esq.
                                   Telecopier no: (212) 698-7825


                            WPG CORPORATE DEVELOPMENT ASSOCIATES V, L.P.

                            By:/s/ Kenneth J. Hanau
                               ------------------------------------------------
                                         Kenneth J. Hanau
                            Address:     Weiss Peck & Greer LLC
                                         One New York Plaza
                                         30th Floor
                                         New York, New York 10004-1950
                            with a copy (which shall not constitute notice) to:

                                   Michael J. Herling, Esq.
                                   Finn, Dixon & Herling
                                   One Landmark Square, 14th Floor
                                   Stamford, CT 06901-2601

                            WPG CORPORATE DEVELOPMENT ASSOCIATES V
                              (OVERSEAS), L.P.

                            By: /s/ Kenneth J. Hanau
                                -----------------------------------------------
                                         Kenneth J. Hanau
                            Address:     Weiss Peck & Greer LLC
                                         One New York Plaza
                                         30th Floor
                                         New York, New York 10004-1950

                            with a copy (which shall not constitute notice) to:

                                   Michael J. Herling, Esq.
                                   Finn, Dixon & Herling
                                   One Landmark Square, 14th Floor
                                   Stamford, CT 06901-2601


                            BLUE CHIP CAPITAL FUND II LIMITED PARTNERSHIP

                            By:    Blue Chip Venture Company, Ltd.,
                                   its general partner

                                   By: /s/ John H. Wyant
                                       ----------------------------------------
                                                John H. Wyant
                                   Address:     Blue Chip Venture Co.
                                                250 East Fifth Street
                                                Suite 1100
                                                Cincinnati, Ohio 45202
                            with a copy (which shall not constitute notice) to:

                                   Gerry Greenberg, Esq.
                                   Taft, Stettinius & Hollister
                                   425 Walnut Street
                                   1800 Star Bank Center
                                   Cincinnati, OH 45202-3957


                            BLUE CHIP CAPITAL FUND III LIMITED PARTNERSHIP

                            By:/s/ John H. Wyant
                               ------------------------------------------------
                                         John H. Wyant
                            Address:     Blue Chip Venture Co.
                                         250 East Fifth Street
                                         Suite 1100
                                         Cincinnati, Ohio 45202

                            with a copy (which shall not constitute notice) to:

                                   Gerry Greenberg, Esq.
                                   Taft, Stettinius & Hollister
                                   425 Walnut Street
                                   1800 Star Bank Center
                                   Cincinnati, OH 45202-3957


                            MIAMI VALLEY VENTURE FUND L.P.

                            By: Blue Chip Venture Company of Dayton, Ltd., its special limited partner


                                   By: /s/ John H. Wyant
                                       ----------------------------------------
                                                John H. Wyant
                                                Manager
                                   Address:     Blue Chip Venture Co.
                                                250 East Fifth Street
                                                Suite 1100
                                                Cincinnati, Ohio 45202
                      with a copy (which shall not constitute notice) to:

                             Gerry Greenberg, Esq.
                             Taft, Stettinius & Hollister
                             425 Walnut Street
                             1800 Star Bank Center
                             Cincinnati, OH 45202-3957


                      /s/ Joel M. Fairman
                      --------------------------------------------------------
                      JOEL M. FAIRMAN
                      Address:      333 Glen Head Road
                                    Suite 220
                                    Old Brookville, NY  11545
                                    Telecopier no: (516) 676-2631


                      THE ROMAN ARCH FUND L.P.

                      By: Robert Willard
                         -----------------------------------------------------
                                    Robert Willard
                      Address:      c/o Prudential Securities
                                    One new York Plaza, 18th Floor
                                    New York, NY 10292

                      THE ROMAN ARCH FUND II L.P.

                      By: Robert Willard
                         -----------------------------------------------------
                                    Robert Willard
                      Address:      c/o Prudential Securities
                                    One new York Plaza, 18th Floor
                                    New York, NY 10292

                      MESIROW CAPITAL PARTNERS VII

                      By:    Mesirow Financial Services, Inc.,
                             its General Partner

                             By: /s/ William P. Sutter, Jr.
                                 ---------------------------------------------
                                    William P. Sutter, Jr., Vice President
                             Address:     350 North Clark
                                          Chicago, Illinois 60610

                      with a copy (which shall not constitute notice) to:

                             Charles E. Levin, Esq.
                             Jenner & Block
                             One IBM Plaza
                             Chicago, IL 60611


                      THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                      By: /s/ William Ogden
                         -----------------------------------------------------
                                    William Ogden
                      Address:      Gateway Center One
                                    11th Floor
                                    Newark, NJ 07102

                      with a copy (which shall not constitute notice) to:

                             Steven Gartner, Esq.
                             Willkie Farr & Gallagher
                             787 Seventh Avenue
                             New York, NY 10019